PROSPECTUS

 SEANERGY MARITIME HOLDINGS CORP.

Up to 12,065,000 Common Shares
Issuable Upon Exercise of Outstanding Warrants
This prospectus relates to the issuance of up to 12,065,000 of our common shares upon the exercise of outstanding (i) class A warrants to purchase 11,500,000 of our common shares, or the Class A Warrants, and (ii) Representative's Warrants to purchase 565,000 of our common shares, or the Representative's Warrants. We refer to the Class A Warrants and Representative's Warrants together as the Warrants. The Warrants were issued in connection with a registered public offering that closed on December 13, 2016, with respect to the offering of certain initial securities, and on December 21, 2016, with respect to the offering of additional securities pursuant to the partial exercise of the underwriters' over-allotment option. As of the date of this prospectus, each Class A Warrant has an exercise price of $2.00 per common share and each Representative's Warrant has an exercise price of $1.875 per common share.
Our common shares are listed on the Nasdaq Capital Market under the symbol "SHIP". On June 15, 2017, the last reported sale price of our common shares on the Nasdaq Capital Market was $0.69 per share.
Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 16, 2017.

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus, any prospectus supplement and any free writing prospectus filed with the U.S. Securities and Exchange Commission, or the Commission. We have not authorized any other person to provide you with different or additional information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted.
You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.
i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might," "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for drybulk commodities, including drybulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the drybulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•
changes in our ability to leverage the relationships and reputation in the drybulk shipping industry of our third-party managers, V.Ships Limited, or V.Ships, our technical manager, and Fidelity Marine Inc., or Fidelity, our commercial manager;

•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
ii

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;
•	our ability to continue as a going concern;
•	acts of terrorism and other hostilities;
•	changes in global and regional economic and political conditions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the drybulk shipping industry; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could materially harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.
iii

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. All of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside the United States (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.
iv

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference herein, and any subsequent Annual Report on Form 20-F that is incorporated by reference.
Unless the context otherwise requires, as used in this prospectus, the terms "Company", "Seanergy", "we", "us", and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp." refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Capesize vessels range in size between 100,000 to 220,000 dwt. Supramax vessels range in size between 40,000 to 65,000 dwt. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference into this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
We are an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities. In August 2012, we began discussions with our former lenders, and in connection with our restructuring we sold all 20 of our former vessels. In March 2014, we completed our restructuring, following which we did not own any vessels. During 2015 we acquired eight drybulk vessels, comprising six Capesize and two Supramax, and we acquired two Capesize vessels between November and December 2016. In May 2017, we acquired an additional Capesize vessel.
We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who we believe have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.
Our Fleet
As of June 15, 2017, we own a fleet of eleven drybulk carriers, comprised of nine Capesize vessels and two Supramax vessels, with a combined cargo-carrying capacity of approximately 1,682,582 dwt and an average age of approximately 8.1 years.
The following table lists the vessels in our fleet as of June 15, 2017:
Vessel Name	Year Built	Dwt	Flag	Type of Employment

Championship	2011	179,238	LIB	Spot
Partnership	2012	179,213	MI	Time Charter(1)
Knightship	2010	178,978	LIB	Spot
Lordship	2010	178,838	LIB	Time Charter(2)
Gloriuship	2004	171,314	MI	Spot
Leadership	2001	171,199	BA	Spot
Geniuship	2010	170,057	MI	Spot
Premiership	2010	170,024	IoM	Spot
Squireship	2010	170,018	LIB	Spot
Guardianship	2011	56,884	MI	Spot
Gladiatorship	2010	56,819	BA	Spot
Average Age/Total dwt:	8.1 years	1,682,582
______
(1)
This vessel is being chartered by Uniper Global Commodities SE and was delivered to the charterer on June 13, 2017 for a period of employment of about 12 months to about 18 months.  The charter is expected to generate approximately $8.8 million in gross revenue, assuming the vessel is employed for the full 18 months.

(2)
This vessel is being chartered by Oldendorff Carriers GMBH & CiE until June 2017 at an index-linked rate based on the 4 time charter route rate of Baltic Capesize Index plus 6%. On March 22, 2017 we agreed to extend this time charter for a period of about 18 months to about 22 months after June 2017 in direct continuation of the vessel's current time charter. The net daily charter hire for the extensions period will be an index-linked rate based on the 5 time charter route rate of Baltic Capesize Index. In addition, the time charter provides us the option for a period of time to convert it into a fixed rate time charter with a rate corresponding to the prevailing value of the respective Capesize forward freight agreement.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our principal executive office is located at 16 Grigoriou Lambraki Street, 2nd Floor, 166 74 Glyfada, Athens, Greece. Our telephone number at that address is +011-30 2108913507. Our corporate website address is www.seanergymaritime.com. The information contained on our website is not incorporated into and does not constitute part of this prospectus.

THE OFFERING
Common Shares Outstanding as of the Date of this Prospectus	36,979,346 common shares(1)
Securities Offered by Us
Up to 12,065,000 of our common shares issuable from time to time upon exercise of the Warrants, including (i) 11,500,000 common shares issuable upon exercise of the Class A Warrants at an exercise price of $2.00 per share and (ii) 565,000 common shares issuable upon exercise of the Representative's Warrants at an exercise price of $1.875 per share. The Class A Warrants were exercisable immediately upon issuance and will expire on December 13, 2021. The Representative's Warrants are exercisable beginning on June 6, 2017 and will expire on December 7, 2019.

Use of Proceeds
We estimate that we will receive net proceeds of approximately $24.0 million if all of the Warrants are exercised in full. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes. It is possible that some or all of the Warrants may expire and may never be exercised.

Risk Factors	Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.
Listing	As of the date of this prospectus, our common shares are traded on the Nasdaq Capital Market under the symbol "SHIP".
(1)
Excludes (i) 4,222,223 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, as amended, issued by Seanergy Maritime Holdings Corp. to Jelco Delta Holding Corp, or Jelco, an entity affiliated with our principal shareholder, and (ii) 23,516,667 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, issued by Seanergy Maritime Holdings Corp. to Jelco. Under each of these convertible promissory notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $0.90 per share. As of June 15, 2017, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, and $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended.

RISK FACTORS
An investment in our common shares involves a high degree of risk and uncertainty. You should carefully consider the risks described below and discussed under the caption "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference herein, any subsequent Annual Report on Form 20-F that is incorporated by reference, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our common shares. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our common shares could decline, and you could lose all or part of your investment.
Risks Related to Our Common Shares
The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market for you to resell our common shares.
Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.
The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:
•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our common shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.
The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common shares.
Additionally, there is no guarantee of a continuing public market for you to resell our common shares. Our common shares now trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders' ownership interests and may depress the market price of our common stock.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, the conversion of convertible financial instruments and the exercise of the Warrants.
Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:
•	our existing shareholders' proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.
In addition, we may issue additional common shares upon any conversion of our outstanding convertible promissory notes issued to Jelco or, pursuant to this prospectus, upon exercise of the Warrants.
As of June 15, 2017, Jelco had the right to acquire 4,222,223 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, issued by the Company to Jelco, and 23,516,667 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, issued by the Company to Jelco. Under each of the convertible promissory notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $0.90 per share. As of June 15, 2017, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, and $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended. Our issuance of additional common shares in such instance would cause the proportionate ownership interest in us of our existing shareholders, other than Jelco, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline. In addition, the conversion price may be reduced leading to the issuance of additional common shares. On March 28, 2017, we entered into a $47.5 million secured loan agreement with Jelco. Under the terms of loan, we agreed that as a condition precedent to any advance under the loan, we would obtain an independent third party fairness opinion stating the conversion price under the convertible promissory note dated September 7, 2015, as amended, that is fair to all our shareholders and enter into an amendment to such note amending the conversion price to the lower of (i) the conversion price as defined in such note and (ii) the price determined by the fairness opinion.
Further, we will issue common shares pursuant to this prospectus upon exercise of the Warrants. As of June 15, 2017, we had 11,500,000 class A warrants outstanding to purchase an aggregate of 11,500,000 common shares and two Representative's Warrants outstanding to purchase an aggregate of 565,000 common shares. Each class A warrant is exercisable for one common share at an exercise price of $2.00 per share and expires in December 2021. The Representative's Warrants have an exercise price equal to $1.875 per common share and expire in December 2019. Our issuance of additional common shares upon the exercise of the class A warrants or Representative's Warrants would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant holders, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline.
The declaration and payment of dividends is subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.
The declaration, timing and amount of any dividends is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.

Marshall Islands law generally prohibits the payment of dividends if a company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in the anticipated amounts or at all.
Jelco and Comet Shipholding Inc. are able to control the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.
Based on documents publicly filed with the Commission, Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our principal shareholder, whom we refer to as our Sponsor, collectively own 16,763,774 of our outstanding common shares, or approximately 45.3% of our outstanding common shares as of June 15, 2017. Jelco may also acquire up to 27,738,890 additional common shares upon conversion of the convertible promissory notes issued to it by the Company, in which case our Sponsor would own approximately 68.8% of our outstanding common shares as of June 15, 2017. As a result, our Sponsor will generally be able to control the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with controlling shareholders.
Anti-takeover provisions in our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions:
•	authorize our board of directors to issue "blank check" preferred stock without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms; and
•
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Issuance of preferred shares may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Our amended and restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.
Our corporate affairs are governed by our amended and restated articles of incorporation, our second amended and restated by-laws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $24.0 million if all of the Warrants are exercised in full. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes. It is possible that some or all of the Warrants may expire and may never be exercised.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2016:
•	on an actual basis;
•
on an as adjusted basis, to give effect to (a) an installment repayment of $0.1 million on March 17, 2017 under our March 2015 Alpha Bank A.E. Loan Facility, (b) an installment repayment of $2 million on April 28, 2017 under our Natixis Loan Facility, (c) $2.5 million of net proceeds from the sale of 2,782,136 common shares in connection with a public at-the-market public offering, after deducting the sales agent's fees and our estimated offering expenses, (d) a $16.2 million drawdown on May 24, 2017 under a loan facility entered into on May 24, 2017 with Jelco to partially fund the acquisition of M/V Partnership and (e) a $13.25 million drawdown on May 26, 2017 under a loan facility entered into on May 24, 2017 with Amsterdam Trade Bank N.V. to partially fund the acquisition of M/V Partnership.

As of the date of this prospectus, there have been no significant adjustments to our capitalization since December 31, 2016, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, the documents incorporated by reference herein, including our financial statements and the related notes. However, this assumes no exercise of the Class A Warrants or Representative's Warrants.
	As of December 31, 2016
(All figures in thousands of U.S. dollars, except for share amounts)	Actual	As Adjusted
Debt:
Secured long-term debt and due to related parties, net of deferred finance costs	$214,676	$242,026
Unsecured convertible promissory notes	1,297	1,297
Total Debt	215,973	243,323

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2016; 34,072,210 shares issued and outstanding as at December 31, 2016; 36,979,346 shares issued and outstanding as adjusted	3	3
Additional paid-in capital (excluding shareholder's convertible notes)	344,326	346,862
Shareholder's convertible notes	24,965	24,965
Accumulated deficit	(338,462)	(338,462)
Total equity	30,832	33,368
Total capitalization	$246,805	$276,691

PRICE RANGE OF OUR COMMON SHARES
Our common shares are traded on the Nasdaq Capital Market, under the symbol "SHIP". The following table sets forth the high and low closing prices for each of the periods indicated for our common shares as adjusted for the one-for-five reverse stock split effective January 8, 2016:
	High	Low
For the Year ended December 31:
2016	$7.20	$1.15
2015	6.75	2.75
2014	9.95	4.13
2013	12.30	4.00
2012	21.15	5.20

For the Quarter Ended:
March 31, 2017	$1.25	$0.76
December 31, 2016	7.20	1.15
September 30, 2016	6.20	2.06
June 30, 2016	3.01	2.10
March 31, 2016	5.54	1.58
December 31, 2015	4.35	3.00
September 30, 2015	6.75	3.02
June 30, 2015	4.10	2.75
March 31, 2015	4.50	3.25

For the Month:
June 2017 (up to June 15, 2017)	$0.71	$0.61
May 2017	0.78	0.62
April 2017	1.10	0.81
March 2017	1.02	0.77
February 2017	1.20	1.00
January 2017	1.25	1.15
December 2016	2.40	1.15
November 2016	7.20	2.05

DESCRIPTION OF CAPITAL STOCK AND WARRANTS
The following description is a summary of our capital stock and Warrants. Because the following is a summary, it does not contain all of the information that you may find useful. For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, copies of which are filed as exhibits to our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein. For the complete terms of our Warrants, please refer to our Class A Warrant Agreement and Representative's Warrant, which are included as exhibits hereto. The BCA may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to "us", "we" and "our" refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and second amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 36,979,346 shares are issued and outstanding as of the date of this prospectus, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred stock with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock. As of the date of this prospectus, we had Class A Warrants outstanding to purchase an aggregate of 11,500,000 common shares and Representative's Warrants outstanding to purchase an aggregate of 565,000 common shares.
Share History
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.'s shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.'s shares of common stock commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our shares of common stock started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-five reverse stock split of our common shares that became effective on January 8, 2016.
On January 31, 2012, we completed an equity injection plan with four entities affiliated with the Restis family. In exchange for $10 million, we issued an aggregate of 928,324 of our common shares to the four entities at a price of $10.7721 per share.
On June 24, 2014, we entered into a share purchase agreement with Plaza Shipholding Corp., or Plaza, and Comet, which are both companies affiliated with the Restis family, under which we sold 378,000 of our common shares for $1.134 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.
On September 29, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 320,000 of our common shares for $0.96 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On December 19, 2014, we entered into a share purchase agreement with Jelco, which is a company affiliated with our Sponsor, under which we sold 888,000 of our common shares for $1.11 million, equal to a price per share of $1.25, and on the same date we entered into a registration rights agreement in connection with such share purchase.
On March 12, 2015, we entered into a share purchase agreements with Jelco and our Chief Executive Officer, under which we sold 5,000,100 of our common shares for $4.5 million to Jelco and 333,400 of our common shares to our Chief Executive Officer for $0.3 million, equal to a price per share of $0.90. On the same date, we entered into registration rights agreements with Jelco and our Chief Executive Officer with respect to these common shares.
On September 7, 2015, we entered into a share purchase agreement with Jelco, under which we sold 10,022,240 of our common shares in three tranches to Jelco for $9.0 million or $0.90 per share. On the same date, we entered into registration rights agreement with Jelco with respect to these common shares.
On August 5, 2016, we sold 1,180,000 of our common shares in a registered direct offering to an unaffiliated institutional investor at a public offering price of $4.15 per share for an aggregate amount of $4.9 million gross proceeds.
On November 18, 2016, we sold 1,305,000 of our common shares in a registered direct offering to unaffiliated institutional investors at a public offering price of $2.75 per share for an aggregate amount of $3.6 million gross proceeds.
On December 13, 2016, we sold 10,000,000 of our common shares and Class A Warrants to purchase 10,000,000 of our common shares in a registered public offering at a combined public offering price of $1.50 per share and warrant for an aggregate amount of $15.0 million gross proceeds. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 500,000 of our common shares.
On December 15, 2016, we issued an aggregate of 772,800 of our common shares to certain of our directors, officers and employees pursuant to our 2011 Equity Incentive Plan.
On December 21, 2016, we sold an additional 1,300,000 of our common shares and Class A Warrants to purchase 1,500,000 of our common shares for an aggregate amount of $2.0 million gross proceeds pursuant to the exercise of the over-allotment option granted to the underwriters in the public offering that closed on December 13, 2016. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 65,000 of our common shares.
On April 10, 2017, we issued 125,000 of our common shares in a private placement to a third-party service provider as compensation.
Between February 6, 2017 and April 27, 2017, we sold 2,782,136 of our common shares for an aggregate amount of approximately $2.9 million gross proceeds in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim Group LLC.
Class A Warrants
Duration and Exercise Price
Each Class A Warrant was immediately exercisable upon issuance for one common share at an exercise price of $2.00 per share. The Class A Warrants will expire December 13, 2021. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reverse share splits, reorganizations or similar events affecting our common shares. The exercise price and number of common shares issuable upon exercise is also subject to appropriate adjustment in the event of extraordinary dividends and other distributions, which does not include regular or other periodic dividends that we may initiate in the future. The Class A Warrants were issued separately from the common shares, and all of the Class A Warrants were transferable separately immediately upon issuance.

Exercisability
The Class A Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates and any persons acting together with the holder as a group) may not exercise any portion of a Class A Warrant to the extent that the holder would own more than 4.99% of the outstanding common shares after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder's Class A Warrants, as applicable, up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class A Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will round down to the next whole share. We and the warrant agent may deem and treat the person in whose name the Class A Warrants are registered in the applicable warrant register as the absolute owner of such Class A Warrants for the purpose of any exercise.
Cashless Exercise
If, at the time a holder exercises its Class A Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of, the shares underlying the Class A Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Class A Warrants.
Fundamental Transactions
In the event of any fundamental transaction, as described in the Class A Warrants, and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common shares, then upon any subsequent exercise of a Class A Warrant, the holder will have the right to receive as alternative consideration, for each share of our common shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common shares for which the Class A Warrants are exercisable immediately prior to such event. In addition, in the event of a fundamental transaction we or any successor entity will be required to purchase, at a holder's option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder's Class A Warrants for cash in an amount equal to the value of the unexercised portion of such holder's Class A Warrants, determined in accordance with the Black-Scholes option pricing model as specified in the Class A Warrants.
Callability
The Class A Warrants are callable by after January 13, 2018 under certain conditions, including the volume weighted average price of the common shares exceeding $7.00 for a period of 10 consecutive trading days, or the Measurement Period. We may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of the outstanding and unexercised Class A Warrants for consideration equal to $0.0001 per common share issuable upon exercise of the Class A Warrants.
Transferability
Subject to applicable laws and the restriction on transfer set forth in the Class A Warrants, the Class A Warrants may be transferred at the option of the holder upon surrender of the Class A Warrants to us together with the appropriate instruments of transfer.
Listing
The Class A Warrants are listed on the Nasdaq Capital Market under the symbol "SHIPW".

Right as a Shareholder
Except as otherwise provided in the Class A Warrants or by virtue of such holder's ownership of our common shares, the holders of the Class A Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until the first trading day after the aggregate exercise price has been paid to us in connection with any exercise of the Class A Warrants.
Waivers and Amendments
Subject to certain exceptions, any term of the Class A Warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding Class A Warrants.
Representative's Warrants
The Representative's Warrants are non-exercisable until June 6, 2017, have an exercise price equal to $1.875 per share, provide for cashless exercise in certain circumstances, terminate on December 7, 2019, and otherwise have the same terms as the Class A Warrants except that (1) they are not callable by us, (2) if a registration statement is not available to use to sell the underlying shares, for a period until December 7, 2023, they provide for unlimited "piggyback" registration rights with respect to the underlying shares, and, (3) if a registration statement is not available to use to sell the underlying shares, for a period until December 7, 2021, they provide for one demand registration of the sale of the underlying common shares at our expense and an additional demand registration at the warrant holders' expense. The Representative's Warrants are subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, until June 6, 2017, the Representative's Warrants may not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(g)(2).
General
Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws
Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.
The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal
Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-takeover Provisions of our Charter Documents
Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Transfer Agent and Warrant Agent
The registrar and transfer agent for our common shares and the warrant agent for our Class A Warrants is Continental Stock Transfer & Trust Company.
Listing
Our common shares are listed on the Nasdaq Capital Market under the symbol "SHIP" and our Class A Warrants are listed on the Nasdaq Capital Market under the symbol "SHIPW".

TAX CONSIDERATIONS
In the opinion of Seward & Kissel LLP, the following are the material United States federal income tax and Marshall Islands tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of the ownership of common shares. The following discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury Department regulations, or Treasury Regulations, administrative rulings, pronouncements and judicial decisions, all as of the date hereof. Except as otherwise discussed herein, this discussion assumes that the Company does not have an office or other fixed place of business in the United States.
The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common stock and/or warrants that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder." The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "United States Federal Income Taxation of Non-U.S. Holders."
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common stock and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax, the Net Investment Income Tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or "financial services entities";
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;

•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more of our voting shares;
•	persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.
This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common stock and warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common stock and exercise of our warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S. source gross shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
U.S. source gross shipping income is subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in " – Taxation in the Absence of Exemption," unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below.

Based on our U.S. source shipping income for 2016, we were subject to a U.S. federal income tax of $33,485. Some of our charterparties contain clauses that permit us to seek reimbursement from charterers of any U.S. tax paid. We have yet to seek reimbursement, so we may not be successful in this regard.
For 2017 or future taxable years, we may continue to be subject to the 4% U.S. federal income tax or we may be exempt from the tax under Section 883 of the Code.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and
•
more than 50% of the value of our stock is owned, directly or indirectly, by "qualified shareholders," that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the "50% Ownership Test;" or

•
our stock is "primarily" and "regularly" traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant "equivalent exemption" to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. Holders of warrants will not be treated as constructive owners of shares for purposes of the 50% Ownership Test.
These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them. Even if we were not able to satisfy the 50% Ownership Test for a taxable year, we may nonetheless qualify for exemption from tax under Section 883 if we are able to satisfy the Publicly-Traded Test, which is described below.
Publicly-Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered "regularly traded" if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as NASDAQ Capital Market), which we refer to as the "listing threshold".
The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as "5% Shareholders". We refer to this restriction in the regulations as the "Closely-Held Rule".
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes. Additionally, holders of warrants will not be treated as constructive owners of shares for purposes of the Closely Held Rule.
The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them.
For the 2016 taxable year, we did not qualify for the benefits of Section 883 of the Code. We may qualify for the benefits of Section 883 of the Code in subsequent taxable years if non-qualified 5% Shareholders hold less than 50% of the value of our stock for more than half of the days during the tax year, but there is no assurance of this due to the factual nature of the issues involved.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax". Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be "effectively connected" with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
Exercise of Warrants
Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder's receipt of our common stock upon exercise of a warrant. A U.S. Holder's adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder's adjusted tax basis in the warrant exercised plus (ii) the amount of the exercise price for the warrant. If the warrants lapse without exercise, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the warrants. A U.S. Holder's holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.
Taxation of Distributions Paid on Common Stock
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder. Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund", which election is referred to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common stock.

Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder", the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.
Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common stock is treated as "marketable stock", a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder", would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock or warrants in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock or warrants), and (2) any gain realized on the sale, exchange or other disposition of our common stock or warrants. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock or warrants;
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock or warrants. If a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock or warrants.

United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common stock generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common stock or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
A Non-U.S. Holder will not recognize any gain or loss on the exercise or lapse of the warrants.
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains. No Marshall Islands withholding tax will be imposed upon payment of dividends by us to our shareholders, and holders of our common stock or warrants that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common stock or exercise of our warrants.

PLAN OF DISTRIBUTION
We will deliver shares of our common stock upon exercise of the Warrants. As of the date of this prospectus, the Warrants were exercisable for an aggregate of 12,065,000 common shares, consisting of 11,500,000 common shares issuable upon exercise of the Class A Warrants and 565,000 common shares issuable upon exercise of the Representative's Warrants. The common shares will be issued in accordance with the terms of the Class A Warrants and Representative's Warrants, as applicable. For additional information about the Class A Warrants and the Representative's Warrants, please see the section of this prospectus entitled "Description of Capital Stock and Warrants."

EXPENSES
The expenses of the offering of the securities to which this prospectus relates were substantially paid in connection with the initial offering of the Warrants.
LEGAL MATTERS
The validity of the securities offered by this prospectus are being passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2016 (including the schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras str., Maroussi, 151 25 Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed registration statements relating to the securities offered by this prospectus with the Commission. This prospectus is a part of those registration statements, which include additional information.
Government Filings
We file annual and other reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our Company is available on our website at http://www.seanergymaritime.com. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus.
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on April 28, 2017;
•
our reports on Form 6-K furnished to the Commission on February 3, 2017, March 7, 2017, March 14, 2017, April 4, 2017 (excluding any statements attributed to Stamatis Tsantanis), April 19, 2017 (excluding any statements attributed to Stamatis Tsantanis), April 26, 2017 (excluding any statements attributed to Stamatis Tsantanis), May 19, 2017, June 1, 2017 (excluding any statements attributed to Stamatis Tsantanis) and June 16, 2017 (excluding any statements attributed to Stamatis Tsantanis);

•
our registration statement on Form 8-A12B, filed with the Commission on December 7, 2016, registering our class A warrants under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of class A warrants contained therein;

•
our registration statement on Form 8-A12B, filed with the Commission on September 19, 2007, registering our common shares under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of common shares contained therein.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into the registration statements related to this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filings we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Seanergy Maritime Holdings Corp.
16 Grigoriou Lambraki Street, 2nd Floor
166 74 Glyfada
Athens, Greece
Tel: +30 2108913507
Fax: +30 2109638404
Attn: General Counsel
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
PROSPECTUS
Subject to completion, dated May 5, 2017

SEANERGY MARITIME HOLDINGS CORP.

Up to 12,065,000 Common Shares
Issuable Upon Exercise of Outstanding Warrants
This prospectus relates to the issuance of up to 12,065,000 of our common shares upon the exercise of outstanding (i) class A warrants to purchase 11,500,000 of our common shares, or the Class A Warrants, and (ii) Representative's Warrants to purchase 565,000 of our common shares, or the Representative's Warrants.  We refer to the Class A Warrants and Representative's Warrants together as the Warrants. The Warrants were issued in connection with a registered public offering that closed on December 13, 2016, with respect to the offering of certain initial securities, and on December 21, 2016, with respect to the offering of additional securities pursuant to the partial exercise of the underwriters' over-allotment option.  As of the date of this prospectus, each Class A Warrant has an exercise price of $2.00 per common share and each Representative's Warrant has an exercise price of $1.875 per common share.
Our common shares are listed on the Nasdaq Capital Market under the symbol "SHIP".  On May 4, 2017, the last reported sale price of our common shares on the Nasdaq Capital Market was $0.75 per share.
Investing in our common shares involves a high degree of risk.  See "Risk Factors" beginning on page 3 of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 5, 2017.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	iii
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES	v
PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	3
USE OF PROCEEDS	6
CAPITALIZATION	7
PRICE RANGE OF OUR COMMON SHARES	8
DESCRIPTION OF CAPITAL STOCK AND WARRANTS	9
TAX CONSIDERATIONS	14
PLAN OF DISTRIBUTION	21
EXPENSES	22
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND ADDITIONAL INFORMATION	22

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus, any prospectus supplement and any free writing prospectus filed with the U.S. Securities and Exchange Commission, or the Commission. We have not authorized any other person to provide you with different or additional information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted.
You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in the supply of or demand for drybulk commodities, including drybulk commodities carried by sea, generally or in particular regions;
•	changes in seaborne and other transportation patterns;
•	global and regional economic and political conditions;
•	changes in the number of newbuildings under construction in the drybulk shipping industry and the level of scrapping of existing vessels;
•	our future operating or financial results;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	changes in the useful lives and the value of our vessels and the related impact on our compliance with our loan covenants;
•	our future, pending or recent acquisitions and disposition, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses;
•	our ability to achieve successful utilization of our expanded fleet;
•
the performance of our technical manager V.Ships Limited, or V.Ships, and our commercial manager Fidelity Marine Inc., or Fidelity, and our ability to leverage the relationships and reputation of Fidelity in the drybulk shipping industry;

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	changes in the availability of crew, our vessels' number of off-hire days, and classification survey requirements and insurance costs for the vessels in our fleet;
•	the aging of our fleet and increases in operating costs;
•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the drybulk shipping industry;
•	acts of terrorism and other hostilities;
•	risks associated with operations outside the United States; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could materially harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. All of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside the United States (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.
v

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference herein, and any subsequent Annual Report on Form 20-F that is incorporated by reference.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "Seanergy," "we," "us," and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp." refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Capesize vessels range in size between 100,000 to 220,000 dwt.  Supramax vessels range in size between 40,000 to 65,000 dwt. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference into this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
We are an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities. In August 2012, we began discussions with our former lenders, and in connection with our restructuring we sold all 20 of our former vessels. In March 2014, we completed our restructuring, following which we did not own any vessels. During 2015 we acquired eight drybulk vessels, comprising six Capesize and two Supramax, and we acquired two Capesize vessels between November and December 2016. We recently agreed to acquire an additional Capesize vessel, which is expected to be delivered between May 25, 2017 and July 17, 2017.
We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who we believe have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.
Our Fleet

As of May 5, 2017, we owned a fleet of ten drybulk carriers, comprised of eight Capesize vessels and two Supramax vessels, with a combined cargo-carrying capacity of approximately 1,503,369 dwt and an average age of approximately 8.3 years. We have also agreed to acquire from an unaffiliated third party a secondhand Capesize vessel, for a gross purchase price of $32.7 million. The vessel has cargo-carrying capacity of 179,213 dwt, was built in 2012 at Hyundai in South Korea and is expected to be delivered between May 25, 2017 and July 17, 2017.
The following table lists the vessels in our fleet as of May 5, 2017:
Vessel Name	Year Built	Dwt	Flag	Type of Employment

Championship	2011	179,238	LIB	Spot
Knightship	2010	178,978	LIB	Spot
Lordship	2010	178,838	LIB	Time Charter(1)
Gloriuship	2004	171,314	MI	Spot
Leadership	2001	171,199	BA	Spot
Geniuship	2010	170,057	MI	Spot
Premiership	2010	170,024	IoM	Spot
Squireship	2010	170,018	LIB	Spot
Guardianship	2011	56,884	MI	Spot
Gladiatorship	2010	56,819	BA	Spot
Average Age/Total dwt:	8.3 years	1,503,369
______
(1)
This vessel is being chartered by Oldendorff Carriers GMBH & CiE until June 2017 at an index-linked rate based on the 4 time charter route rate of Baltic Capesize Index plus 6%. On March 22, 2017 we agreed to extend this time charter for a period of about 18 months to about 22 months after June 2017 in direct continuation of the vessel's current time charter. The net daily charter hire for the extensions period will be an index-linked rate based on the 5 time charter route rate of Baltic Capesize Index. In addition, the time charter provides the option for a period of time to convert it into a fixed rate time charter with a rate corresponding to the prevailing value of the respective Capesize forward freight agreement.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.  Our principal executive office is located at 16 Grigoriou Lambraki Street, 2nd Floor, 166 74 Glyfada, Athens, Greece.  Our telephone number at that address is +011-30 2108913507. Our corporate website address is www.seanergymaritime.com. The information contained on our website is not incorporated into and does not constitute part of this prospectus.

1

THE OFFERING
Common Shares Outstanding as of the Date of this Prospectus	36,979,346 common shares(1)
Securities Offered by Us
Up to 12,065,000 of our common shares issuable from time to time upon exercise of the Warrants, including (i) 11,500,000 common shares issuable upon exercise of the Class A Warrants at an exercise price of $2.00 per share and (ii) 565,000 common shares issuable upon exercise of the Representative's Warrants at an exercise price of $1.875 per share. The Class A Warrants were exercisable immediately upon issuance and will expire on December 13, 2021. The Representative's Warrants are exercisable beginning on June 6, 2017 and will expire on December 7, 2019.

Use of Proceeds
We estimate that we will receive net proceeds of approximately $24.0 million if all of the Warrants are exercised in full. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes. It is possible that some or all of the Warrants may expire and may never be exercised.

Risk Factors	Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.
Listing	As of the date of this prospectus, our common shares are traded on the Nasdaq Capital Market under the symbol "SHIP".

(1)
Excludes (i) 4,222,223 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, as amended, issued by Seanergy Maritime Holdings Corp. to Jelco Delta Holding Corp, or Jelco, an entity affiliated with our principal shareholder, and (ii) 23,516,667 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, issued by Seanergy Maritime Holdings Corp. to Jelco. Under each of these convertible promissory notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $0.90 per share. As of May 5, 2017, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, and $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended.

2

RISK FACTORS
An investment in our common shares involves a high degree of risk and uncertainty. You should carefully consider the risks described below and discussed under the caption "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference herein, any subsequent Annual Report on Form 20-F that is incorporated by reference, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our common shares. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our common shares could decline, and you could lose all or part of your investment.
Risks Related to Our Common Shares
The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market for you to resell our common shares.
Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.
The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:
•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our common shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.
The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common shares.
Additionally, there is no guarantee of a continuing public market for you to resell our common shares. Our common shares now trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.
We may issue additional common shares or other equity securities without stockholder approval, which would dilute our existing stockholder's ownership interests and may depress the market price of our common stock.
We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, the conversion of convertible financial instruments and the exercise of the Warrants.
3

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:
•	our existing shareholders' proportionate ownership interest in us will decrease;
•	the proportionate amount of cash available for dividends payable on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.
In addition, we may issue additional common shares upon any conversion of our outstanding convertible promissory notes issued to Jelco or, pursuant to this prospectus, upon exercise of the Warrants.
As of May 5, 2017, Jelco had the right to acquire 4,222,223 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, issued by the Company to Jelco, and 23,516,667 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, issued by the Company to Jelco. Under each of the convertible promissory notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $0.90 per share.  As of May 5, 2017, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, and $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended.  Our issuance of additional common shares in such instance would cause the proportionate ownership interest in us of our existing shareholders, other than Jelco, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline.  In addition, the conversion price may be reduced leading to the issuance of additional common shares.  On March 28, 2017, we entered into a $47.5 million secured loan agreement with Jelco.  Under the terms of loan, we agreed that as a condition precedent to any advance under the loan, we will obtain an independent third party fairness opinion stating the conversion price under the convertible promissory note dated September 7, 2015, as amended, that is fair to all our shareholders and enter into an amendment to such note amending the conversion price to the lower of (i) the conversion price as defined in such note and (ii) the price determined by the fairness opinion.
Further, we will issue common shares pursuant to this prospectus upon exercise of the Warrants.  As of May 5, 2017, we had 11,500,000 class A warrants outstanding to purchase an aggregate of 11,500,000 common shares and two Representative's Warrants outstanding to purchase an aggregate of 565,000 common shares. Each class A warrant is exercisable for one common share at an exercise price of $2.00 per share and expires in December 2021.  The Representative's Warrants have an exercise price equal to $1.875 per common share and expire in December 2019.  Our issuance of additional common shares upon the exercise of the class A warrants or Representative's Warrants would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant holders, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline.
The declaration and payment of dividends is subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.
The declaration, timing and amount of any dividends is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.
Marshall Islands law generally prohibits the payment of dividends if a company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in the anticipated amounts or at all.
Jelco and Comet Shipholding Inc. are able to control the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.
Based on documents publicly filed with the Commission, Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our principal shareholder, who we refer to as our Sponsor, collectively own 16,763,774 of our outstanding common shares, or approximately 45.3% of our outstanding common shares as of May 5, 2017.  Jelco may also acquire up to 27,738,890 additional common shares upon conversion of the convertible promissory notes issued to it by the Company, in which case our Sponsor would own approximately 68.8% of our outstanding common shares as of May 5, 2017.  As a result, our Sponsor will generally be able to control the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with controlling shareholders.
4

Anti-takeover provisions in our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions:
•	authorize our board of directors to issue "blank check" preferred stock without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms;
•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director; and
•
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Our amended and restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.
Our corporate affairs are governed by our amended and restated articles of incorporation, our second amended and restated by-laws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.
5

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $24.0 million if all of the Warrants are exercised in full. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes. It is possible that some or all of the Warrants may expire and may never be exercised.
6

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2016:
•	on an actual basis;
•
on an as adjusted basis, to give effect to (a) an installment repayment of $0.1 million on March 17, 2017 under our March 2015 Alpha Bank A.E. Loan Facility, (b) an installment repayment of $2 million on April 28, 2017 under our Natixis Loan Facility and (c) $2.5 million of net proceeds from the sale of 2,782,136 common shares in connection with a public at-the-market public offering, after deducting the sales agent's fees and our estimated offering expenses.

As of the date of this prospectus, there have been no significant adjustments to our capitalization since December 31, 2016, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, the documents incorporated by reference herein, including our financial statements and the related notes. However, this assumes no exercise of the Class A Warrants or Representative's Warrants.
	As of December 31, 2016
(All figures in thousands of U.S. dollars, except for share amounts)	Actual	As Adjusted
Debt:
Secured long-term debt and due to related parties, net of deferred finance costs	$214,676	$212,576
Unsecured convertible promissory notes	1,297	1,297
Total Debt	215,973	213,873

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2016; 34,072,210 shares issued and outstanding as at December 31, 2016; 36,979,346 shares issued and outstanding as adjusted	3	3
Additional paid-in capital (excluding shareholder's convertible notes)	344,326	346,862
Shareholder's convertible notes	24,965	24,965
Accumulated deficit	(338,462)	(338,462)
Total equity	30,832	33,368
Total capitalization	$246,805	$247,241

7

PRICE RANGE OF OUR COMMON SHARES
Our common shares are traded on the Nasdaq Capital Market, under the symbol "SHIP". The following table sets forth the high and low closing prices for each of the periods indicated for our common shares as adjusted for the one-for-five reverse stock split effective January 8, 2016:
	High	Low
For the Year ended December 31:
2016	$7.20	$1.15
2015	6.75	2.75
2014	9.95	4.13
2013	12.30	4.00
2012	21.15	5.20

For the Quarter Ended:
March 31, 2017	$1.25	$0.76
December 31, 2016	7.20	1.15
September 30, 2016	6.20	2.06
June 30, 2016	3.01	2.10
March 31, 2016	5.54	1.58
December 31, 2015	4.35	3.00
September 30, 2015	6.75	3.02
June 30, 2015	4.10	2.75
March 31, 2015	4.50	3.25

For the Month:
May 2017 (up to May 4, 2017)	$0.78	$0.75
April 2017	1.10	0.81
March 2017	1.02	0.77
February 2017	1.20	1.00
January 2017	1.25	1.15
December 2016	2.40	1.15
November 2016	7.20	2.05
October 2016	3.03	2.05

8

DESCRIPTION OF CAPITAL STOCK AND WARRANTS
The following description is a summary of our capital stock and Warrants.  Because the following is a summary, it does not contain all of the information that you may find useful. For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, copies of which are filed as exhibits to our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein. For the complete terms of our Warrants, please refer to our Class A Warrant Agreement and Representative's Warrant, which are included as exhibits hereto.  The BCA may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to "us," "we" and "our" refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and second amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 36,979,346 shares are issued and outstanding as of the date of this prospectus, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred stock with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.  As of the date of this prospectus, we had Class A Warrants outstanding to purchase an aggregate of 11,500,000 common shares and Representative's Warrants outstanding to purchase an aggregate of 565,000 common shares.
Share History
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.'s shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.'s shares of common stock commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our shares of common stock started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-five reverse stock split of our common shares that became effective on January 8, 2016.
On January 31, 2012, we completed an equity injection plan with four entities affiliated with the Restis family. In exchange for $10 million, we issued an aggregate of 928,324 of our common shares to the four entities at a price of $10.7721 per share.
On June 24, 2014, we entered into a share purchase agreement with Plaza Shipholding Corp., or Plaza, and Comet, which are both companies affiliated with the Restis family, under which we sold 378,000 of our common shares for $1.134 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.
On September 29, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 320,000 of our common shares for $0.96 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.
On December 19, 2014, we entered into a share purchase agreement with Jelco, which is a company affiliated with our Sponsor, under which we sold 888,000 of our common shares for $1.11 million, equal to a price per share of $1.25, and on the same date we entered into a registration rights agreement in connection with such share purchase.
On March 12, 2015, we entered into a share purchase agreements with Jelco and our Chief Executive Officer, under which we sold 5,000,100 of our common shares for $4.5 million to Jelco and 333,400 of our common shares to our Chief Executive Officer for $0.3 million, equal to a price per share of $0.90. On the same date, we entered into registration rights agreements with Jelco and our Chief Executive Officer with respect to these common shares.
9

On September 7, 2015, we entered into a share purchase agreement with Jelco, under which we sold 10,022,240 of our common shares in three tranches to Jelco for $9.0 million or $0.90 per share. On the same date, we entered into registration rights agreement with Jelco with respect to these common shares.
On August 5, 2016, we sold 1,180,000 of our common shares in a registered direct offering to an unaffiliated institutional investor at a public offering price of $4.15 per share for an aggregate amount of $4.9 million gross proceeds.
On November 18, 2016, we sold 1,305,000 of our common shares in a registered direct offering to unaffiliated institutional investors at a public offering price of $2.75 per share for an aggregate amount of $3.6 million gross proceeds.
On December 13, 2016, we sold 10,000,000 of our common shares and Class A Warrants to purchase 10,000,000 of our common shares in a registered public offering at a combined public offering price of $1.50 per share and warrant for an aggregate amount of $15.0 million gross proceeds. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 500,000 of our common shares.
On December 15, 2016, we issued an aggregate of 772,800 of our common shares to certain of our directors, officers and employees pursuant to our 2011 Equity Incentive Plan.
On December 21, 2016, we sold an additional 1,300,000 of our common shares and Class A Warrants to purchase 1,500,000 of our common shares for an aggregate amount of $2.0 million gross proceeds pursuant to the exercise of the over-allotment option granted to the underwriters in the public offering that closed on December 13, 2016.  In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 65,000 of our common shares.
On April 10, 2017, we issued 125,000 of our common shares in a private placement to a third-party service provider as compensation.
From February 6, 2017 until May 5, 2017, we have sold 2,782,136 of our common shares for an aggregate amount of $2.9 million gross proceeds in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim Group LLC.
Class A Warrants
Duration and Exercise Price
Each Class A Warrant was immediately exercisable upon issuance for one common share at an exercise price of $2.00 per share. The Class A Warrants will expire December 13, 2021. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reverse share splits, reorganizations or similar events affecting our common shares. The exercise price and number of common shares issuable upon exercise is also subject to appropriate adjustment in the event of extraordinary dividends and other distributions, which does not include regular or other periodic dividends that we may initiate in the future. The Class A Warrants were issued separately from the common shares, and all of the Class A Warrants were transferable separately immediately upon issuance.
Exercisability
The Class A Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates and any persons acting together with the holder as a group) may not exercise any portion of a Class A Warrant to the extent that the holder would own more than 4.99% of the outstanding common shares after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder's Class A Warrants, as applicable, up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class A Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will round down to the next whole share. We and the warrant agent may deem and treat the person in whose name the Class A Warrants are registered in the applicable warrant register as the absolute owner of such Class A Warrants for the purpose of any exercise.
Cashless Exercise
If, at the time a holder exercises its Class A Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of, the shares underlying the Class A Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Class A Warrants.
10

Fundamental Transactions
In the event of any fundamental transaction, as described in the Class A Warrants, and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common shares, then upon any subsequent exercise of a Class A Warrant, the holder will have the right to receive as alternative consideration, for each share of our common shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common shares for which the Class A Warrants are exercisable immediately prior to such event. In addition, in the event of a fundamental transaction we or any successor entity will be required to purchase, at a holder's option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder's Class A Warrants for cash in an amount equal to the value of the unexercised portion of such holder's Class A Warrants, determined in accordance with the Black-Scholes option pricing model as specified in the Class A Warrants.
Callability
The Class A Warrants are callable by after January 13, 2018 under certain conditions, including the volume weighted average price of the common shares exceeding $7.00 for a period of 10 consecutive trading days, or the Measurement Period.  We may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of the outstanding and unexercised Class A Warrants for consideration equal to $0.0001 per common share issuable upon exercise of the Class A Warrants.
Transferability
Subject to applicable laws and the restriction on transfer set forth in the Class A Warrants, the Class A Warrants may be transferred at the option of the holder upon surrender of the Class A Warrants to us together with the appropriate instruments of transfer.
Listing
The Class A Warrants are listed on the Nasdaq Capital Market under the symbol "SHIPW".
Right as a Shareholder
Except as otherwise provided in the Class A Warrants or by virtue of such holder's ownership of our common shares, the holders of the Class A Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until the first trading day after the aggregate exercise price has been paid to us in connection with any exercise of the Class A Warrants.
Waivers and Amendments
Subject to certain exceptions, any term of the Class A Warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding Class A Warrants.
Representative's Warrants
The Representative's Warrants are non-exercisable until June 6, 2017, have an exercise price equal to $1.875 per share, provide for cashless exercise in certain circumstances, terminate on December 7, 2019, and otherwise have the same terms as the Class A Warrants except that (1) they are not callable by us, (2) if a registration statement is not available to use to sell the underlying shares, for a period until December 7, 2023, they provide for unlimited "piggyback" registration rights with respect to the underlying shares, and, (3) if a registration statement is not available to use to sell the underlying shares, for a period until December 7, 2021, they provide for one demand registration of the sale of the underlying common shares at our expense and an additional demand registration at the warrant holders' expense. The Representative's Warrants are subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, until June 6, 2017, the Representative's Warrants may not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(g)(2).
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General
Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws
Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.
The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Election and Removal
Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
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Anti-takeover Provisions of our Charter Documents
Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Transfer Agent and Warrant Agent
The registrar and transfer agent for our common shares and the warrant agent for our Class A Warrants is Continental Stock Transfer & Trust Company.
Listing
Our common shares are listed on the Nasdaq Capital Market under the symbol "SHIP" and our Class A Warrants are listed on the Nasdaq Capital Market under the symbol "SHIPW".
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TAX CONSIDERATIONS
In the opinion of Seward & Kissel LLP, the following are the material United States federal income tax and Marshall Islands tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of the ownership of common shares. The following discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury Department regulations, or Treasury Regulations, administrative rulings, pronouncements and judicial decisions, all as of the date hereof. Except as otherwise discussed herein, this discussion assumes that the Company does not have an office or other fixed place of business in the United States.
The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common stock and/or warrants that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder." The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "United States Federal Income Taxation of Non-U.S. Holders."
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common stock and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax, the Net Investment Income Tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or "financial services entities";
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
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•	persons that actually or constructively own 10% or more of our voting shares;
•	persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.
This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common stock and warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common stock and exercise of our warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S. source gross shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
U.S. source gross shipping income is subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in " – Taxation in the Absence of Exemption," unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below.
Based on our U.S. source shipping income for 2016, we were subject to a U.S. federal income tax of $33,485. Some of our charterparties contain clauses that permit us to seek reimbursement from charterers of any U.S. tax paid. We have yet to seek reimbursement, so we may not be successful in this regard.
For 2017 or future taxable years, we may continue to be subject to the 4% U.S. federal income tax or we may be exempt from the tax under Section 883 of the Code.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and
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•
more than 50% of the value of our stock is owned, directly or indirectly, by "qualified shareholders," that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the "50% Ownership Test;" or

•
our stock is "primarily" and "regularly" traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant "equivalent exemption" to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. Holders of warrants will not be treated as constructive owners of shares for purposes of the 50% Ownership Test.
These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them. Even if we were not able to satisfy the 50% Ownership Test for a taxable year, we may nonetheless qualify for exemption from tax under Section 883 if we are able to satisfy the Publicly-Traded Test, which is described below.
Publicly-Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.
Under the regulations, the stock of a foreign corporation will be considered "regularly traded" if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as NASDAQ Capital Market), which we refer to as the "listing threshold."
The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as "5% Shareholders." We refer to this restriction in the regulations as the "Closely-Held Rule."
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes. Additionally, holders of warrants will not be treated as constructive owners of shares for purposes of the Closely Held Rule.
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The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them.
For the 2016 taxable year, we did not qualify for the benefits of Section 883 of the Code.  We may qualify for the benefits of Section 883 of the Code in subsequent taxable years if non-qualified 5% Shareholders hold less than 50% of the value of our stock for more than half of the days during the tax year, but there is no assurance of this due to the factual nature of the issues involved.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax." Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.
Our U.S. source gross shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be "effectively connected" with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
Exercise of Warrants
Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder's receipt of our common stock upon exercise of a warrant. A U.S. Holder's adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder's adjusted tax basis in the warrant exercised plus (ii) the amount of the exercise price for the warrant. If the warrants lapse without exercise, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the warrants. A U.S. Holder's holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.
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Taxation of Distributions Paid on Common Stock
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.  Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes.  In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
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As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common stock.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.
Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock or warrants in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock or warrants), and (2) any gain realized on the sale, exchange or other disposition of our common stock or warrants. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock or warrants;
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock or warrants. If a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock or warrants.
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United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common stock generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common stock or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
A Non-U.S. Holder will not recognize any gain or loss on the exercise or lapse of the warrants.
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to our shareholders, and holders of our common stock or warrants that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common stock or exercise of our warrants.
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PLAN OF DISTRIBUTION
We will deliver shares of our common stock upon exercise of the Warrants.  As of the date of this prospectus, the Warrants were exercisable for an aggregate of 12,065,000 common shares, consisting of 11,500,000 common shares issuable upon exercise of the Class A Warrants and 565,000 common shares issuable upon exercise of the Representative's Warrants.  The common shares will be issued in accordance with the terms of the Class A Warrants and Representative's Warrants, as applicable. For additional information about the Class A Warrants and the Representative's Warrants, please see the section of this prospectus entitled "Description of Capital Stock and Warrants."
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EXPENSES
The expenses of the offering of the securities to which this prospectus relates were substantially paid in connection with the initial offering of the Warrants.
LEGAL MATTERS
The validity of the securities offered by this prospectus are being passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2016 (including the schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras str., Maroussi, 151 25 Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed registration statements relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of those registration statements, which include additional information.
Government Filings
We file annual and other reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Further information about our Company is available on our website at http://www.seanergymaritime.com. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus.
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on April 28, 2017;
•
our reports on Form 6-K furnished to the Commission on February 3, 2017, March 7, 2017, March 14, 2017, April 4, 2017 (excluding any statements attributed to Stamatis Tsantanis),  April 19, 2017 (excluding any statements attributed to Stamatis Tsantanis) and April 26, 2017 (excluding any statements attributed to Stamatis Tsantanis);

•
our registration statement on Form 8-A12B, filed with the Commission on December 7, 2016, registering our class A warrants under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of class A warrants contained therein;

•
our registration statement on Form 8-A12B, filed with the Commission on September 19, 2007, registering our common shares under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of common shares contained therein.

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We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into the registration statements related to this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filings we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Seanergy Maritime Holdings Corp.
16 Grigoriou Lambraki Street, 2nd Floor
166 74 Glyfada
Athens, Greece
Tel: +30 2108913507
Fax: +30 2109638404
Attn: General Counsel
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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